EXHIBIT 10.1

Amendment No. 2 to

BioMarin Pharmaceutical Inc.

1998 Director Option Plan

Pursuant to the authority granted to the BioMarin Pharmaceutical Inc. (the “Company”) board of directors (the “Board”) by the terms of Section 11(a) of the Company’s 1998 Director Option Plan (the “Plan”), effective as of the dates set forth below, the Board has amended the Plan as follows:

Amendment to Section 4(c)

Effective on June 12, 2003, subsections (b) and (c) of Section 4 (Administration and Grants of Options under the Plan) of the Plan are amended to read, in their entirety:

“(b)	Each Outside Director shall be automatically granted an Option to purchase 30,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

“(c)	Each Outside Director shall automatically be granted an Option to purchase 30,000 Shares (a “Subsequent Option”) on each anniversary of the date on which such person first became an Outside Director, whether through Election by the stockholders of the Company or appointment by the Board to fill a vacancy, provided he or she is then an Outside Director.”

Amendment to Section 8(b)

Effective on July 21, 2003, Section 8(b) of the Plan (Termination of Continuous Status as a Director) is amended to read, in its entirety:

“Subject to Section 10 hereof, in the event Optionee’s status as a Director terminates (other than upon Optionee’s death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), the Optionee may exercise his or her Option (i) within such period of time as specified in the Option Agreement (of at least thirty (30) days) or (ii) in the absence of a specified time in the Option Agreement, within three (3) months following the date of such termination, and, in either case, only to the extent that the Optionee was entitled to exercise the option on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate.”